Exhibit 32.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2015 (January 12, 2016 as to Notes 1, 3, 18, 19, and 20) with respect to the consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2014 included in the Annual Report of Nobilis Health Corp. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Form 10-K for the year ended December 31, 2016.

/s/ Calvetti Ferguson
Houston, Texas
March 14, 2017